Exhibit 2.1

PREFERRED STOCK PURCHASE AGREEMENT AND AGREEMENT

AND PLAN OF MERGER

by and among

ELEVATION PARTNERS, L.P.

PALM, INC.

and

PASSPORT MERGER CORPORATION

Dated as of June 1, 2007

i

TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

Exhibits

A	–	Certificate of Designation

B	–	Certificate of Amendment

C	–	Registration Rights Agreement

D	–	Stockholders’ Agreement

E	–	Rights Agreement Amendment

F	–	Form of Legal Opinion

iii

PREFERRED STOCK PURCHASE AGREEMENT AND AGREEMENT AND PLAN OF MERGER

THIS PREFERRED STOCK PURCHASE AGREEMENT AND AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 1, 2007 by and among Elevation Partners, L.P., a Delaware limited partnership (“Elevation”), Palm, Inc., a Delaware corporation (the “Company”) and Passport Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in ARTICLE I, unless otherwise defined herein.

W I T N E S S E T H:

WHEREAS, the parties contemplate a transaction pursuant to which (i) the Company will sell and issue to Elevation 325,000 newly-issued shares (the “Purchased Shares”) of Company Series B Preferred Stock, the rights, preferences and privileges of which are to be set forth in a Certificate of Designation, the form of which is attached hereto as Exhibit A (the “Certificate of Designation”), at a purchase price of $1,000.00 per share (the “Investment”) concurrently with the consummation of the Debt Financing (or Alternative Financing, as the case may be) and (ii) immediately following the Investment, Merger Sub will merge with and into the Company, with the Company as the surviving corporation and with the holders of Company Common Stock, for each share of Company Common Stock held by them, retaining one share of Company Common Stock and receiving a cash distribution of $9.00 without interest (the “Merger”). The Merger, the Investment and the Debt Financing (or Alternative Financing, as the case may be) are sometimes collectively referred to herein as the “Transactions”.

WHEREAS, the Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the Transactions in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL upon the terms and conditions contained herein.

WHEREAS, the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL upon the terms and conditions contained herein.

WHEREAS, Elevation has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with applicable Law upon the terms and conditions contained herein.

WHEREAS, as a condition to the consummation of the Investment, the Company and Elevation will enter into the Stockholders’ Agreement and the Registration Rights Agreement on the Closing Date.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Elevation to enter into this Agreement, the Company and Computershare Trust Company of New York are entering into an amendment (the “Rights Agreement Amendment”) to that certain Preferred Stock Rights Agreement, dated as of September 25, 2000, as amended (the “Company Rights Agreement”), so as to render the rights issued thereunder inapplicable to this Agreement and the transactions contemplated hereby.

WHEREAS, Elevation and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Investment and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Elevation, the Company and Merger Sub hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(b) “Alternative Transaction” shall mean that the Company Board has effected a Company Change of Recommendation and has publicly announced at the time of its announcement of such Company Change of Recommendation that it is taking such action in order to accept, endorse, enter into, recommend or pursue a Covered Transaction described in clause (i), (ii), (iii) or (iv) of the definition of Covered Transaction that has been proposed by a third party prior to such Company Change of Recommendation (whether or not such Covered Transaction is ultimately entered into).

(c) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in each case that are applicable to the transactions contemplated by this Agreement.

(d) “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or New York or is a day on which banking institutions located in the States of California or New York are authorized or required by Law or other governmental action to close.

(e) “Certificate of Amendment” shall mean the amendment to the Company’s certificate of incorporation in the form attached hereto as Exhibit B.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(g) “Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of March 2, 2007.

(h) “Company Board” shall mean the Board of Directors of the Company.

(i) “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

(j) “Company Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Company, together with the Preferred Stock Purchase Rights appurtenant thereto issued under the Company Rights Agreement.

(k) “Company ESPP” shall mean the Company’s 1999 Amended and Restated Employee Stock Purchase Plan, as amended.

(l) “Company IP” shall mean all Intellectual Property that is owned by or used by the Company or any of its Subsidiaries in connection with the business of the Company and its Subsidiaries.

(m) “Company IP Agreements” shall mean all material contracts (i) under which the Company or any of its Significant Subsidiaries uses any Licensed Company IP incorporated into any Company Product, other than licenses and related services agreements for generally commercially available, off-the-shelf software programs, or (ii) under which the Company or any of its Significant Subsidiaries has licensed to others the right to use any Company IP, other than agreements entered into in the ordinary course of business.

(n) “Company Material Adverse Effect” shall mean any change, effect, event, circumstance or development (each a “Change”, and collectively, “Changes”), individually or in the aggregate, and taken together with all other Changes, that is or would reasonably be expected to be materially adverse to the business, operations, assets (including intangible assets), liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) resulting from or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Change (by itself or when aggregated or taken together with any and all other such Changes) resulting from or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (A) general economic conditions in the United States or any other country (or changes therein), general conditions in the financial markets in the United States or any other country (or changes therein) and general political conditions in the United States or any other country (or changes therein), in any such case to the extent that such conditions do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies similarly situated in the industries or geographies in which the Company operates; (B) general conditions in the industries in which the Company and its Subsidiaries conduct business (or changes therein), in any such case to the extent that such conditions do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies similarly situated in the industries or geographies in which the Company operates; (C) any conditions arising out of acts of terrorism or war, weather conditions or earthquakes to the extent that such conditions do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies similarly situated in the industries or geographies in which the Company operates; (D) the announcement of this Agreement or the pendency of the transactions contemplated hereby, including the loss or departure of officers or other employees of the Company or any of its Subsidiaries, or the termination, reduction or any other negative development in the Company’s relationships with any of its customers, suppliers, distributors or other business partners, in each case, to the extent resulting from the announcement of this Agreement or the pendency of the transactions contemplated hereby; (E) compliance with the terms of, or the taking of any action required or expressly contemplated by, this Agreement other than Section 5.1(a), or the failure to take any action in the ordinary course of business prohibited by this Agreement; (F) any actions taken outside of the ordinary course of business at the written request of, or with the written consent of, Elevation, or failure to take action, or such other Changes, in each case, to which Elevation has approved, consented to or requested; (G) any changes in Law or in GAAP; (H) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is or would be a Company Material Adverse Effect); (I) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is or would be a Company Material Adverse Effect); (J) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) related to this Agreement or any of the transactions contemplated hereby; or (K) any announcement or introduction after the date hereof by a third party of products that compete with the Company’s products or an intention to introduce any such competing products and or the announcement or introduction of any product set forth in Section 1.1(n) of the Company Disclosure Schedule.

(o) “Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Stock Plans.

(p) “Company Plan” shall mean any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, employee loan, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or binding arrangements (whether or not subject to ERISA) under which any current or former director, officer, independent contractor or employee of the Company or its Subsidiaries has any present or future right to benefits or under which the Company or its Subsidiaries is obligated to contribute for such current or former directors, officers, independent contractors or employees.

(q) “Company Preferred Stock” shall mean the Preferred Stock, par value $0.001 per share, of the Company.

(r) “Company RSU” shall mean any restricted stock unit or performance shares with respect to Company Common Stock outstanding under any of the Company Stock Plans as of immediately prior to the Effective Time of the Merger.

(s) “Company Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.001 per share, of the Company, together with the Preferred Stock Purchase Rights appurtenant thereto issued under the Company Rights Agreement (as amended pursuant to Section 5.9).

(t) “Company Stock-Based Award” shall mean each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Stock Plans or Company Plans (including performance shares, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents, but not including any 401(k) plan of the Company), other than rights under the Company ESPP and Company Options.

(u) “Company Stock Plans” shall mean (i) the Company’s Amended and Restated 1999 Stock Plan, Amended and Restated 1999 Director Option Plan and Amended and Restated 2001 Stock Option Plan for Non-Employee Directors, (ii) the Handspring, Inc. 1998 Equity Incentive Plan, as amended, the Handspring, Inc. 1999 Executive Equity Incentive Plan, as amended, and the Handspring, Inc. 2000 Equity Incentive Plan, as amended, and (iii) any other compensatory option plans assumed by the Company pursuant to a merger, acquisition or other similar transaction pursuant to which there are outstanding awards as of the date hereof.

(v) “Company Stockholders” shall mean holders of shares of Company Capital Stock.

(w) “Company Termination Fee” shall mean an amount in cash equal to (i) $11,000,000 in the case of a termination of the types described in Section 9.3(b)(i) or a termination pursuant to Section 9.1(g) or 9.1(h) involving a Alternative Transaction, or (ii) $25,000,000 in the case of a termination pursuant to Section 9.1(g) or 9.1(h) not involving a Alternative Transaction.

(x) “Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing.

(y) “Covered Proposal” shall mean any offer or proposal (other than an offer or proposal by Elevation or Merger Sub) to engage in a Covered Transaction.

(z) “Covered Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) the, issuance, purchase or other acquisition (whether by tender offer, exchange offer or otherwise) by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company and its Subsidiaries, directly or indirectly, of beneficial ownership of more than fifteen percent (15%) of the Company Common Stock outstanding or of the total outstanding shares of any other class of equity or voting securities of the Company or any Significant Subsidiary as of the consummation of such issuance, purchase or other acquisition; (ii) a merger, consolidation, reorganization or other business combination, recapitalization or other similar transaction involving the Company pursuant to which either (x) the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the voting equity interests in the surviving or resulting entity of such transaction or (y) the shares of Company Common Stock are converted into, exchanged for or have the right to receive any consideration other than common stock of the resulting or surviving entity or parent thereof; (iii) a sale, lease, exchange, transfer, license, acquisition or disposition of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof); (iv) a liquidation, dissolution or other winding up of the Company; (v) the declaration or payment by the Company, directly or indirectly, of any extraordinary dividend, return of capital, or other distribution (whether in cash, securities or other property) with respect to the Company Common Stock or any other class of equity or voting securities of the Company; or (vi) payment (whether in cash, securities or other property) by the Company, directly or indirectly, on account of the purchase, retraction, cancellation, redemption, retirement or other extinguishment of more than ten percent (10%) of the Company Common Stock outstanding or of the total outstanding shares of any other class of equity or voting securities of the Company.

(aa) “Delaware Law” shall mean the DGCL and any other applicable law (including common law) of the State of Delaware.

(bb) “Director Plans” shall mean the Company’s Amended and Restated 2001 Stock Option Plan for Non-Employee Directors and the Company’s Amended and Restated 1999 Director Option Plan.

(cc) “DOJ” shall mean the United States Department of Justice or any successor thereto.

(dd) “DOL” shall mean the United States Department of Labor or any successor thereto.

(ee) “Dollar Value X” shall mean the Pre-Close Fair Market Value minus seventy-five percent (75%) of the Post-Close Fair Market Value.

(ff) “Dollar Value Y” shall mean twenty-five percent (25%) of the Pre-Close Fair Market Value.

(gg) “Domain Name” shall mean any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet.

(hh) “EBITDA” shall mean with respect to the Company, on a consolidated basis, consolidated net income (as calculated in accordance with GAAP) plus, to the extent deducted in determining consolidated net income, (i) income tax expense, (ii) interest expense, (iii) depreciation and amortization expense and (iv) amortization of intangibles and organization costs, minus to the extent included in determining such consolidated net income, (w) interest income, (x) extraordinary income, (y) other non-cash income, for the trailing 12 months as of the date hereof and (z) unusual or non-recurring revenues or expenses that are calculated in a manner consistent with past practice and are reasonably demonstrable to be non-recurring in nature.

(ii) “Environmental Law” shall mean any and all applicable Laws and regulations promulgated thereunder, relating to the protection of the environment (including ambient air, surface water, groundwater or land) or natural resources or exposure of any individual to Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof and shall include the European Union Restriction of Hazardous Substances and Waste Electrical and Electronic Equipment Directives and any other similar Laws.

(jj) “Equity Exchange Ratio” shall mean the quotient obtained by dividing the Pre-Close Fair Market Value by the Post-Close Fair Market Value.

(kk) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

(ll) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(mm) “FTC” shall mean the United States Federal Trade Commission or any successor thereto.

(nn) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

(oo) “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

(pp) “Handspring Plans” shall mean the Handspring, Inc. 1998 Equity Incentive Plan, as amended, the Handspring, Inc. 1999 Executive Equity Incentive Plan, as amended, and the Handspring, Inc. 2000 Equity Incentive Plan, as amended.

(qq) “Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “waste,” “contaminant,” “toxic” or words of similar meaning or effect, and shall include petroleum and petroleum products, polychlorinated biphenyls and asbestos.

(rr) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(ss) “Indebtedness” shall mean with respect to any Person, any indebtedness of that Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing capital lease obligations or the balance deferred and unpaid of the purchase price of any property or representing any hedging obligations, except any such balance that constitutes an accrued expense or trade payables, and, to the extent not otherwise included, the guarantee by that Person of any Indebtedness of any other Person.

(tt) “Intellectual Property” shall mean any or all of the following and all United States and foreign rights in, arising out of, or associated therewith: (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, confidential information, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications for registration thereof, throughout the world (“Copyrights”); (iv) all Domain Names; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world (“Trademarks”); (vii) all databases and data collections and all rights therein throughout the world; and (viii) any similar or equivalent rights to any of the foregoing (as applicable).

(uu) “IRS” shall mean the United States Internal Revenue Service or any successor thereto.

(vv) “Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge of any directors or executive officers of the Company.

(ww) “Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(xx) “Leases” shall mean all Contracts under which real property is currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries.

(yy) “Legal Proceeding” shall mean any action, claim, suit, litigation, proceeding (public or private) or criminal prosecution by or before any Governmental Authority.

(zz) “Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

(aaa) “Licensed Company IP” shall mean all Company IP, other than the Owned Company IP.

(bbb) “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(ccc) “Nasdaq” shall mean the NASDAQ Global Select Market, any successor inter-dealer quotation system operated by the Nasdaq Stock Market, Inc. or any successor thereto.

(ddd) “New Exercise Price” shall mean the exercise price per share, following the adjustment described in Section 2.6(e), at which an option holder may purchase shares subject to a Continued Option.

(eee) “New Number of Shares” shall mean the number of shares subject to a Continued Option following the adjustment described in Section 2.6(e).

(fff) “Order” shall mean any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

(ggg) “Original Exercise Price” shall mean the exercise price per share of a Company Option immediately prior to the Effective Time of the Merger.

(hhh) “Original Intrinsic Value” shall mean the product of (a) (i) the Pre-Close Fair Market Value minus (ii) the Original Exercise Price of a Company Option, multiplied by (b) the Original Number of Shares of such Company Option.

(iii) “Original Number of Shares” shall mean the number of shares subject to a Company Option immediately prior to the Effective Time of the Merger.

(jjj) “Owned Company IP” shall mean that portion of the Company IP that is owned by the Company and its Subsidiaries.

(kkk) “Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests arising in the ordinary course of business that are not yet due or that are being contested in good faith and by appropriate proceedings (and for which adequate retainage or other reserves are held); (iii) Liens imposed by applicable Law (other than Tax Law); (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way and other similar restrictions, each of which is of record, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use and operation of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended June 2, 2006 or the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 2, 2007; (viii) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on the Company or its ability to obtain the Debt Financing; (ix) statutory, common law or contractual liens of landlords and (x) with respect to the real property in Santa Clara, California owned by the Company, the Lien of the purchase and sale agreement and escrow instructions with respect thereto executed by the Company on February 2, 2006, as amended on March 13, 2006, April 3, 2006, November 17, 2006, March 9, 2007 and May 11, 2007.

(lll) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

(mmm) “Post-Close Fair Market Value” shall mean the volume weighted average price for a share of Company Common Stock over the two (2) trading days beginning on the trading date immediately following the Closing Date.

(nnn) “Pre-Close Fair Market Value” shall mean the volume weighted average price for a share of Company Common Stock over the two (2) trading days ending on the Closing Date (or if the Closing Date occurs on a date other than a trading day, the two (2) trading days immediately preceding the Closing Date).

(ooo) “Registration Rights Agreement” means that certain Registration Rights Agreement to be dated as of the Closing Date by and among the Company and Elevation in substantially the form attached hereto as Exhibit C.

(ppp) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(qqq) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(rrr) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(sss) “Significant Subsidiary” means (i) Palm Ireland Investment Incorporated, (ii) Palm Global Operations Limited, (iii) Palm Europe Limited and (iv) Palm Asia Pacific Limited.

(ttt) “Stockholders’ Agreement” means that certain Stockholders’ Agreement to be dated as of the Closing Date by and among the Company and Elevation in substantially the form attached hereto as Exhibit D.

(uuu) “Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

(vvv) “Tax” shall mean (i) any and all federal, state, local and foreign taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, property and other similar taxes, together with all interest, penalties and additions imposed with respect to such amounts whether disputed or not, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local law) and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

(www) “Tax Returns” shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes.

(xxx) “Transaction Agreements” means this Agreement, the Stockholders’ Agreement, the Registration Rights Agreement and the Certificate of Designation.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Alternative Financing	5.6
Alternative Proposal	9.1(h)
Blue Sky	4.10
Cash Consideration	2.6(a)
Certificate of Designation	Recitals
Certificate of Merger	2.2(c)
Closing	2.1
Closing Date	2.1
Company	Preamble
Company Board Recommendation	5.3(a)
Company Board Recommendation Change	5.3(b)
Company Disclosure Letter	ARTICLE III
Company Restricted Stock	2.6(c)
Company Rights Agreement	Recitals
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Stockholder Meeting	5.4
Confidentiality Agreement	7.7
Consent	3.4
Continued Option	2.6(e)
Continued RSU	2.6(f)
Contracts	3.13(a)
Damages	5.7
Debt Commitment Letters	3.28(a)
Debt Financing	3.28(a)
Dissenting Shares	2.7
Divestiture	7.1
DGCL	Recitals
Effective Time of the Merger	2.2(c)

Term	Section Reference
Elevation	Preamble
Indemnitees	5.7
Initial Expense Cap	9.3(c)(i)
Investment	Recitals
Lenders	3.28(a)
Material Contract	3.13(a)
Merger	Recitals
Merger Consideration	2.6(a)
Merger Sub	Preamble
Merger Sub Common Stock	2.6(d)
Other Required Company Filing(s)	3.30(a)
Other Required Elevation Filing(s)	4.6(a)
Permits	3.18
Plan Amendments	2.6(e)
Pre-Closing Period	5.1(a)
Proxy Statement	3.30(a)
Purchase Price	2.2(a)
Purchased Shares	Recitals
Related Party	10.8
Requisite Stockholder Approval	3.2
Rights Agreement Amendment	Recitals
Solvent	3.26
Stockholder Litigation	5.7
Subsidiary Securities	3.6(b)
Surviving Corporation in the Merger	2.2(c)
Termination Date	9.1(b)
Trade Secrets	3.16(c)
Transaction Expenses	9.3(c)(i)
Transactions	Recitals

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) Unless otherwise indicted, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE TRANSACTIONS

2.1 Closing. Subject to the provisions of this Agreement, including the satisfaction of the conditions set forth in ARTICLE VIII, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

2.2 The Transactions. Subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, at the Closing, each of the following Transactions will take place in the following order:

(a) The Investment. The Company shall issue and sell to Elevation, and Elevation shall purchase from the Company, the Purchased Shares at a price of $1,000 per share for an aggregate purchase price of $325,000,000 (the “Purchase Price”), free and clear of any Liens, other than Liens imposed by the Transaction Agreements and/or applicable Law, and the Company shall deliver to Elevation stock certificates representing the Purchased Shares against delivery by Elevation of the Purchase Price by wire transfer of immediately available funds to an account that the Company shall designate at least two Business Days prior to the Closing Date;

(b) The Debt Financing. Concurrently with the purchase and sale provided in Section 2.2(a), the Company shall consummate the Debt Financing and obtain the funds contemplated by the Debt Commitment Letters (or the Alternative Financing, as the case may be); and

(c) The Merger. Immediately following the consummation of the purchase of the Purchased Shares provided in Section 2.2(a) and the Debt Financing provided in Section 2.2(b), the Company shall cause a certificate of merger, in such form as required by, and executed in accordance with, the applicable provisions of Delaware law to be duly filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”) providing for the Merger, which shall become effective at the date and time at which the Certificate of Merger is so filed or such subsequent date and time as the parties hereto shall mutually agree and as shall be specified in the Certificate of Merger (the “Effective Time of the Merger”). At the Effective Time of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the Company, as the surviving corporation in the Merger, is sometimes referred to herein as the “Surviving Corporation in the Merger”).

2.3 Effects of the Merger. At the Effective Time of the Merger, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law.

2.4 Certificate of Incorporation and Bylaws. At the Effective Time of the Merger, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time of the Merger, shall be the Certificate of Incorporation of the Surviving Corporation in the Merger until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation in the Merger. At the Effective Time of the Merger, the Bylaws of the Company, as in effect immediately prior to the Effective Time of the Merger, shall be the Bylaws of the Surviving Corporation in the Merger until thereafter amended as provided by law and such Bylaws of the Surviving Corporation in the Merger.

2.5 Directors and Officers. The initial directors of the Surviving Corporation in the Merger shall be the directors of the Company immediately prior to the Effective Time of the Merger, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation in the Merger shall be the officers of Company immediately prior to the Effective Time of the Merger, until their respective successors are duly appointed.

2.6 Effect of Merger on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time of the Merger, by virtue of the Merger and without any action on the part of Company, Merger Sub or the holders of any shares of capital stock of the Company, the following shall occur:

(a) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than any Dissenting Shares) will be automatically converted into (i) one validly issued, fully paid and nonassessable share of Company Common Stock and (ii) the right to receive $9.00 in cash without interest (the “Cash Consideration” and, together with the share of Company Common Stock, the “Merger Consideration”). Notwithstanding the foregoing, shares of Company Common Stock owned by any direct or indirect wholly-owned Subsidiaries of the Company shall remain outstanding without any conversion thereof.

(b) Company Preferred Stock. Each share of Company Preferred Stock (including, for the avoidance of doubt, each share of Company Series B Preferred Stock to be issued in connection with the Investment) issued and outstanding immediately prior to the Effective Time of the Merger will remain outstanding without any conversion thereof.

(c) Company Restricted Stock. If any shares of Company Common Stock are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Company (“Company Restricted Stock”), then the shares of Company Common Stock shall remain unvested and subject to the same repurchase option, risk of forfeiture or other similar condition, and the certificates representing such shares of Company Common Stock will accordingly continue to be marked with appropriate legends. Until such time as such Company Restricted Stock is vested and not subject to a repurchase option, risk of forfeiture or other similar condition (and then, only to the extent vested and not subject to a repurchase option, risk of forfeiture or other similar condition), the Company shall hold the Cash Consideration applicable to such shares of Company Restricted Stock until they are vested, at which time the holder of any such shares shall receive the Cash Consideration and, if such shares become forefeited or subject to repurchase, the Cash Consideration relating thereto shall also be forefeited or repurchased, as the case may be.

(d) Capital Stock of Merger Sub. Each share of common stock, par value $0.001, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time of the Merger shall be canceled and extinguished without any conversion thereof, and no consideration shall be issued in exchange therefor.

(e) Company Options. At the Effective Time of the Merger, each then outstanding Company Option shall remain outstanding. Each such Company Option (each, an “Continued Option”) shall continue to have, and be subject to, the same terms and conditions set forth in the respective Company Stock Plan pursuant to which it was issued and as provided in any applicable option agreements governing such Company Option immediately prior to the Effective Time of the Merger, except that, each such Continued Option shall be subject to the following adjustments:

(i) Each Continued Option with an Original Exercise Price that is greater than Dollar Value X shall be adjusted as follows: the New Exercise Price shall be the Original Exercise Price less (the Pre-Close Fair Market Value less the Post-Close Fair Market Value), rounded up to nearest whole cent; and

(ii) Each Continued Option with an Original Exercise Price that is greater than Dollar Value Y but less than or equal to Dollar Value X shall be adjusted as follows:

a) the New Exercise Price shall be an amount equal to 25% of the Post-Close Fair Market Value, rounded up to the nearest whole cent; and

b) the New Number of Shares shall be the quotient obtained by dividing the Original Intrinsic Value by (the Post-Close Fair Market Value less the New Exercise Price), rounded down to the nearest whole number of shares of Company Common Stock.

(iii) Each Continued Option with an Original Exercise Price that is less than or equal to Dollar Value Y shall be adjusted as follows:

a) the New Exercise Price shall be the quotient determined by dividing the Original Exercise Price by the Equity Exchange Ratio, rounded up to the nearest whole cent; and

b) the New Number of Shares shall be the product of the Original Number of Shares and the Equity Exchange Ratio, rounded down to the nearest whole number of shares of Company Common Stock.

Notwithstanding the foregoing, the adjustments provided for in this Section 2.6(e) with respect to Continued Options granted under the Handspring Plans, and the 2001 Stock Option Plan for Non-Employee Directors shall be subject to the approval of the Company’s stockholders of appropriate amendments to such Company Stock Plans, all as determined in the discretion of the Company Board or a committee thereof (such amendments, the “Plan Amendments”).

(f) Company RSUs. At the Effective Time of the Merger, each then outstanding Company RSU shall remain outstanding. Each such Company RSU (each, a “Continued RSU”) shall continue to have and be subject to, the same terms and conditions set forth in the respective Company Stock Plan to which it was issued and as provided in any applicable award agreements governing such Company RSU immediately prior to the Effective Time of the Merger, except that, each such Continued RSU shall be adjusted as follows: the number of shares subject to each Continued RSU shall be the product of (x) the number of shares subject to the Company RSU immediately prior to the Effective Time of the Merger and (y) the Equity Exchange Ratio, rounded down to the nearest whole number of shares of Company Common Stock.

(g) Company ESPP. At the Effective Time of the Merger, rights outstanding under the Company ESPP shall remain outstanding and exercisable for Company Common Stock, subject to any contemplated adjustment as provided in or pursuant to the Company ESPP.

(h) Company Rights. Each Right (as defined in the Company Rights Agreement or its comparable term/provision under any successor or substitute shareholder rights plan) issued and outstanding immediately prior to the Effective Time of the Merger shall remain outstanding without any conversion thereof, attached to each share of Company Common Stock issued as part of the Merger Consideration and evidenced by the certificate evidencing such share of Company Common Stock existing immediately prior to the Effective Time of the Merger.

2.7 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time of the Merger and that are held by stockholders who shall have not voted in favor of the Merger and who shall have demanded properly in writing (and not withdrawn) appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time of the Merger, the right to receive the Merger Consideration, without any interest thereon.

2.8 No Exchange of Company Certificates.

(a) No Exchange of Company Certificates. Following the Merger, each certificate previously representing shares of Company Common Stock shall, without any action on the part of the holder thereof, continue to represent the same number of shares of Company Common Stock.

(b) Distribution of Cash Consideration. Promptly following the Merger, Company shall pay to each holder of shares of Company Common Stock (other than any Dissenting Shares) at the Effective Time of the Merger the Cash Consideration to which such holder is entitled pursuant to Section 2.6(a).

(c) Required Withholding. Each of the transfer agent and the Surviving Corporation in the Merger shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder of the Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

2.9 Tax Consequences. The distribution of the Cash Consideration pursuant to the Merger is intended to be a distribution to which Section 301 of the Code applies for federal income tax purposes.

2.10 Further Action. At and after the Closing, the officers and directors of the Company (as the Surviving Corporation in the Merger) will be authorized to execute and deliver, in the name and on behalf of the Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Company (as the Surviving Corporation in the Merger) any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Company (as the Surviving Corporation in the Merger) as a result of, or in connection with, the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure schedule delivered by the Company to Elevation on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as set forth in any Company SEC Reports filed by the Company with the SEC prior to the date hereof and after January 1, 2006 (other than in any “risk factor” disclosure or any other forward looking statements set forth therein), the Company hereby represents and warrants to Elevation as follows:

3.1 Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements and, subject to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated by the Transaction Agreements and to perform its obligations thereunder. The execution and delivery of this Agreement and the other Transaction Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby other than obtaining the Requisite Stockholder Approval. This Agreement has been, and the other Transaction Agreements will be at Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Elevation, this Agreement constitutes, and the other Transaction Agreements will constitute at Closing, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.

3.2 Requisite Stockholder Approval. The affirmative vote of the holders of a majority of: (a) the outstanding shares of Company Common Stock voting together as a class is the only vote of the holders of any class or series of Company Capital Stock that is necessary under applicable Law and the Company’s certificate of incorporation and bylaws to adopt and approve this Agreement; (b) the outstanding shares of Company Common Stock voting together as a class is the only vote of the holders of any class or series of Company Capital Stock that is necessary under applicable Law and the Company’s certificate of incorporation and bylaws to adopt and approve the Certificate of Amendment; (c) the outstanding shares of Company Common Stock voting together as a class and present in person or by proxy at the Company Stockholder Meeting at which a quorum is present, is the only vote of the holders of any class or series of Company Capital Stock that is necessary under the Marketplace Rules of Nasdaq to approve (i) the issuance of the shares of Company Series B Preferred Stock in the Investment, (ii) the Plan Amendments, and (iii) and consummate any of the other transactions contemplated by this Agreement (clause (a) and (c)(i) together, the “Requisite Stockholder Approval”).

3.3 Non-Contravention and Required Consents. The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company, (ii) subject to obtaining such Consents set forth in Section 3.4 of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any material Contract, (iii) assuming compliance with the matters referred to in Section 3.4 and, in the case of the consummation of the Transactions, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound, or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries that in the aggregate are not material to the Company and its Subsidiaries, taken as a whole (other than as contemplated by the Debt Financing or an Alternative Financing), and other than Permitted Liens, except in the case of each of clauses (ii) and (iii) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Company Material Adverse Effect or have a material adverse effect on the ability of the parties to consummate the Transactions.

3.4 Required Governmental Approvals. No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except (i) the filing and recordation of the Certificate of Merger, the Certificate of Amendment and the Certificate of Designation with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.5 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under Delaware Law. Each of the Company’s Subsidiaries is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States) except in the case of such Subsidiaries other than the Significant Subsidiaries as would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except in the case of such Subsidiaries other than the Significant Subsidiaries as would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has delivered or made available to Elevation complete and correct copies of (a) the certificates of incorporation and bylaws or other constituent documents, as amended to date and currently in full force and effect, of the Company and its Significant Subsidiaries, and (b) the final minutes of all meetings of the Company Board and each committee of the Company Board (other than minutes of such meetings that are related to the Company Board’s evaluation of its strategic alternatives, business combination transactions and other related matters). Neither the Company nor any of its Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents, except for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.6 Subsidiaries.

(a) All of the outstanding capital stock of, or other equity or voting interest in, each Significant Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Significant Subsidiary’s business as presently conducted. No Subsidiary of the Company owns any shares of Company Common Stock.

(b) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any shares of any Subsidiary of the Company. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.7 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 2,000,000,000 shares of Company Common Stock, and (ii) 125,000,000 shares of Company Preferred Stock, of which, 2,000,000 shares have been designated Series A Participating Preferred Stock. As of April 27, 2007: (A) 103,677,120 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) there were no shares of Company Capital Stock held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. Since April 27, 2007, the Company has not sold or issued or repurchased, redeemed or otherwise acquired any shares of Company Capital Stock (other than issuances pursuant to the exercise of Company Options granted under a Company Stock Plan or the vesting of other Company Stock-Based Awards, and repurchases, redemptions or other acquisitions pursuant to agreements contemplated by a Company Stock Plan).

(b) The Company has reserved 21,222,265 shares of Company Common Stock for issuance under the Company Stock Plans. As of April 27, 2007, with respect to the Company Stock Plans, there were outstanding Company Options with respect to 15,055,366 shares of Company Common Stock and 335,624 shares of Company Common Stock issuable under performance shares and other Company Stock-Based Awards (excluding Company Options) issued under the Company Stock Plans and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options, other than as permitted by Section 5.1(b). Each Company Option was granted with an exercise price per share equal to or greater than the per share fair market value (as such term is used in Code Section 409A and the Department of Treasury regulations and other interpretive guidance issued thereunder) of the Company Common Stock underlying such Company Option on the grant date thereof and was otherwise issued in compliance with applicable Law.

(c) Except as set forth in this Section 3.7, as of the date of this Agreement, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d) Neither the Company nor any of its Significant Subsidiaries is a party to any agreement relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company.

(e)(i) Upon the filing of the Certificate of Designation, the Purchased Shares will be duly authorized and (ii) the Company Common Stock into which the Purchased Shares may be convertible have been duly authorized and validly reserved for issuance. When the Purchased Shares are issued and paid for in accordance with the provisions of this Agreement and the Certificate of Designation, all such shares (A) will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive or similar rights and (B) will be delivered to Elevation (or other assignee as contemplated under Section 10.3) free and clear of all Liens, excluding Liens imposed by the Transaction Agreements and/or applicable Law. When the shares of Company Common Stock into which the Purchased Shares may be convertible are issued in accordance with the provisions of the Certificate of Designation, all such shares (A) will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive or similar rights and (B) will be delivered to Elevation (or its Permitted Transferees, as such term is defined in the Stockholders’ Agreement) free and clear of all Liens, excluding Liens imposed by the Transaction Agreements and/or applicable Law.

3.8 Offering Valid. Assuming the accuracy of the representations and warranties of Elevation contained in Sections 4.8 and 4.9 hereof, the offer, sale and issuance of the Purchased Shares and the conversion of the Purchased Shares into Company Common Stock will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable Blue Sky laws.

3.9 Company SEC Reports. The Company has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws prior to the date hereof, and the Company will file prior to the Effective Time of the Merger all forms, reports and documents with the SEC that are required to be filed by it under applicable Laws prior to such time (all such forms, reports and documents, together with all exhibits and schedules thereto, the “Company SEC Reports”). Each Company SEC Report complied, or will comply, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was, or will be, filed. True and correct copies of all Company SEC Reports filed prior to the date hereof have been furnished to Elevation or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

3.10 Company Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports have complied or will comply, as the case may be, with the published rules and regulations of the SEC in effect at the time of filing with respect thereto and each of such financial statements have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

(b) The Company has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors, has identified or been made aware of (A) any significant deficiency or material weakness, in each case which has not been subsequently remediated, in the system of internal accounting controls utilized by the Company and its Subsidiaries, taken as a whole, or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company.

(c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than (a) Liabilities reflected or otherwise reserved against in the Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Reports filed prior to the date of this Agreement, (b) Liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, and (c) Liabilities that do not and would not have a Company Material Adverse Effect.

3.12 Absence of Certain Changes.

(a) Since the date of the Company Balance Sheet through the date hereof, except for actions expressly contemplated by this Agreement, the business of the Company and its Significant Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred, and there does not exist, any Company Material Adverse Effect that is continuing.

(b) Since the date of the Company Balance Sheet through the date hereof, the Company has not taken any action that would be prohibited by Section 5.1(b) if proposed to be taken after the date hereof.

3.13 Material Contracts.

(a) For all purposes of and under this Agreement, a “Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries, taken as whole;

(ii) any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated hereby or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, other than, in each case, the adjustments contemplated by Section 2.6(e);

(iii) any joint venture, partnership, limited liability company or other similar Contract or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole (other than, in each case, with respect to a direct or indirect wholly-owned subsidiary of the Company and ignoring shares held in nominee form pursuant to foreign Laws);

(iv) any material mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than (A) accounts receivables and payables in the ordinary course of business, and (B) loans to or guarantees for direct or indirect wholly-owned Subsidiaries;

(v) all documents relating to all mergers, consolidations, recapitalizations, reorganizations or similar transactions involving, or any acquisitions or dispositions material to the Company and its Subsidiaries, taken as a whole by, the Company or any of its Subsidiaries that (A) are currently contemplated by the Company or any of its Significant Subsidiaries or (B) provide any ongoing material liabilities of the Company or any of its Subsidiaries for payment of money, retention of liabilities, assets sold, indemnification or otherwise; and

(vi) all contracts restricting the payment of dividends upon, or the redemption or conversion of, the Company Series B Preferred Stock or the Company Common Stock issuable upon conversion thereof.

The Material Contracts together with any lease, binding commitment, option, insurance policy, benefit plan or other contract, agreement, instrument or obligation (whether oral or written) to which the Company or any of its Subsidiaries may be bound, the “Contracts”.

(b) Section 3.13(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound.

(c) Each Material Contract and every other Contract of the Company or its Subsidiaries, the breach or termination of which, would have a Company Material Adverse Effect, is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.14 Title and Sufficiency of Properties and Assets; Liens, Condition, Etc. Neither the Company nor any of its Subsidiaries owns any real property. The Company and each of its Subsidiaries have good and valid title to their respective owned properties and assets, and good and valid title to their respective leasehold estates in leased properties and assets, in each case subject to no Liens, other than Permitted Liens. The properties and assets owned and leased by the Company and its Subsidiaries are sufficient to carry on their businesses as they are now being conducted in all material respects. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) all of the Leases are valid and in full force and effect against the Company or any of its Subsidiaries party thereto and, to the Company’s Knowledge, the counterparties thereto, and (b) there is not, under any of such Leases, any existing default by the Company or any of its Subsidiaries which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries.

3.15 Intellectual Property.

(a) To the Company’s Knowledge, all of the issued Patents, registered Copyrights and registered Trademarks included within Owned Company IP are valid, enforceable and unexpired, and have not been canceled or abandoned.

(b) The Owned Company IP does not infringe or misappropriate, the Intellectual Property of any third party except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. No Legal Proceeding to which the Company is a party is pending, or to the Company’s Knowledge, threatened, against the Company, that (i) would cancel, limit or challenge the ownership, use, value, validity or enforceability of any Owned Company IP, (ii) would cancel, limit or challenge the Company’s use of any Licensed Company IP, or (iii) alleges any material infringement or misappropriation by the Company or any of its Subsidiaries, or by the use of any of its or their current products or services or other operation of the Company’s or its Subsidiaries’ business, of the Intellectual Property rights of any third party, and the Company has no Knowledge of any facts or circumstances that would create a valid basis for the same. The Company and its Significant Subsidiaries are not subject to any Order that restricts or impairs the use of any Company IP.

(c) To the Company’s Knowledge, the Company and each of its Significant Subsidiaries has taken reasonable and appropriate steps to protect and maintain the Owned Company IP, including without limitation the confidentiality of any confidential information or trade secrets included in the Owned Company IP (collectively, the “Trade Secrets”), except to the extent that failure to do so would not have a Company Material Adverse Effect. To the Company’s Knowledge, all use and disclosure by the Company or any of its Significant Subsidiaries of Trade Secrets owned by another Person have been pursuant to the terms of a written agreement with such Person or was otherwise lawful. Without limiting the foregoing, the Company and its Significant Subsidiaries have and enforce a policy requiring employees and those of its consultants and contractors involved in the development of any Intellectual Property to execute a confidentiality and assignment agreement substantially in the Company’s standard form previously provided to Elevation.

(d) The Company and its Significant Subsidiaries take all reasonable actions to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties. The Company’s and its Significant Subsidiaries’ products, software, databases, systems, networks and Internet sites are free from any material defect, malicious computer code or programs that can cause harm to computer systems or other software, including any material worms, bugs viruses, Trojan horses, documentation error or corruptant, malware or any “spyware”, and anything similar to the foregoing. The Company and its Subsidiaries comply in all material respects with all relevant laws, rules and regulations and their own policies with respect to the privacy of all users and customers and any of their personally identifiable information, and no claims have been asserted or, to the Company’s Knowledge, threatened against the Company or any Subsidiary by any person alleging a violation of any of the foregoing.

(e) To the Knowledge of the Company, (A) no third parties to the Company IP Agreements are in material breach thereof, (B) there are no pending disputes regarding the scope of the Company IP Agreements, performance under the Company IP Agreements, or with respect to payments made or received under the Company IP Agreements, and (C) the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereunder will not result in the breach of, or create on behalf of any third party the right to terminate or modify any Company IP Agreement.

(f) To the Company’s Knowledge, as of the date hereof, none of the Company’s products that are distributed by the Company or its Subsidiaries use, incorporate or have embedded in them any source, object or other software code subject to an “open source,” “copyleft” or other similar types of license terms (including, without limitation, any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache or public domain licenses, and the like) that requires or conditions the disclosure, licensing or distribution of the source code of any material Owned Company IP that is embedded in such Company’s products.

3.16 Tax Matters.

(a) The Company and each of its Subsidiaries have filed all Tax Returns required to have been filed as of the date hereof (or extensions have been duly obtained) and have paid all Taxes required to have been paid by it through the date hereof, except where failure to file such Tax Returns or pay such Taxes would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, and except to the extent such Taxes are both (A) being challenged in good faith and (B) adequately provided for on the financial statements.

(b) Neither the Company nor any Subsidiary has any current liability, and the Company has no knowledge of any events or circumstances which could result in any liability, for Taxes of any Person (other than the Company and its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise, except for those liabilities that would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(c) None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any material Tax sharing or material Tax indemnity agreement or similar Contract or arrangement, except for agreements among the Company and its Subsidiaries, that would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Affect.

(d) All Taxes required to be withheld, collected or deposited by or with respect to Company and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority, except for such failures to withhold, collect or deposit that would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(e) No deficiencies for any Taxes have been proposed or assessed in writing against or with respect to the Company or any of its Subsidiaries, and there is no outstanding audit, assessment, dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries pending or raised by an authority in writing. No written claim has ever been made by any Governmental Authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(f) There are no material Liens with respect to Taxes upon any of the assets or properties of either the Company or any of its Subsidiaries, other than with respect to Taxes not yet delinquent.

(g) No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

3.17 Company Plans.

(a) With respect to each Company Plan, no liability has been incurred and there exists no condition or circumstances in connection with which the Company or any of its Subsidiaries would reasonably be expected to be subject to any liability that is reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect, in each case under ERISA, the Code, or any other Law. The Company and its Subsidiaries are in compliance with all federal, state, local and foreign requirements regarding employment, except for any failures to comply that are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Company Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Company Plan or for which the Company or any of its Subsidiaries has any indemnification.

(c) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with any other event(s)), will (A) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (B) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (C) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (D) limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans or (E) result in “parachute payments” (as defined in Section 280G of the Code), including any payments under any of the Company Plans which would not be deductible under Section 280G of the Code.

(d) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no Company Plan that is subject to Section 409A of the Code has been materially modified (as defined under Section 409A of the Code) since October 3, 2004 and all such Company Plans subject to Section 409A of the Code have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning December 31, 2004 through the date hereof.

(e) As of the date hereof, there is no material labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened which may interfere with the business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage is not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has or, to the Knowledge of the Company, is negotiating, any material collective bargaining agreement, labor union contract or trade union agreement relating to its employees. There is no material labor or trade union organizing activity pending or, to the Knowledge of the Company, threatened, with respect to the Company or any of its Subsidiaries.

(f) There are no pending or, to the Knowledge of the Company, threatened, labor strikes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.18 Permits. The Company and its Significant Subsidiaries have, and are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.19 Compliance with Laws. The Company and each of its Subsidiaries is in compliance with all Law and Orders applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such violations or noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect. No representation or warranty is made in this Section 3.19 with respect to (a) compliance with the Exchange Act, to the extent such compliance is covered in Section 3.9 and Section 3.10, (b) applicable laws with respect to Taxes, which are covered in Section 3.16, (c) ERISA and other employee benefit-related matters, which are covered in Section 3.17, or (d) Environmental Laws, which are covered in Section 3.20.

3.20 Environmental Matters. Except for such matters as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a) The Company and its Subsidiaries and their respective operations are in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in compliance with applicable Environmental Laws, at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(c) Neither Company nor any of its Subsidiaries has exposed any employee or any third party to Hazardous Substances in violation of any Environmental Law.

(d) Neither the Company nor any of its Subsidiaries is a party to or is the subject of any pending, or, to the Knowledge of the Company, threatened, Legal Proceeding alleging any Liability or responsibility under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order or agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.

3.21 Litigation. Except as specifically set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 2, 2007, there is no Legal Proceeding pending, or to the Company’s Knowledge, currently threatened against the Company or any of its Subsidiaries (including with respect to any Company Plan) which would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. No court or government or regulatory authority has imposed or, to the Company’s Knowledge is threatening to impose, a material adverse Order on the Company and its Subsidiaries. As of the date hereof, except as set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 2, 2007, there is no material Legal Proceeding by the Company or any of its Subsidiaries currently pending.

3.22 Insurance. The Company and its Significant Subsidiaries have all material policies of insurance covering the Company, its Significant Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies and there has been no threatened termination of any such policies.

3.23 Related Party Transactions. Except for compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.24 Brokers. Except for Morgan Stanley & Co. and Houlihan Lokey Howard & Zukin Financial Advisors, Inc., there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

3.25 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time of the Merger, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

3.26 Solvency. As of the Effective Time of the Merger, assuming satisfaction of the conditions to the Company’s obligation to consummate the transactions contemplated hereby, or waiver of such conditions, and after giving effect to all of the Transactions, including the payment of the Merger Consideration and all related fees and expenses, the Surviving Corporation in the Merger will be Solvent. For the purposes of this Section 3.26 the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed, without duplication, (i) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities, as of such date, of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, (i) “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations, as of the date of determination, as they become due.

3.27 Company Rights Agreement. The Company has amended the Company Rights Agreement in the form attached hereto as Exhibit E.

3.28 Debt Financing.

(a) The Company has delivered to Elevation true and complete copies of executed commitment letters (collectively, the “Debt Commitment Letters”) from JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc. and Morgan Stanley Senior Funding, Inc. (collectively, the “Lenders”) pursuant to which the Lenders have committed, subject to the terms therein, to provide the cash amounts set forth therein for the purpose of funding the transactions contemplated hereby (the “Debt Financing”).

(b) As of the date of this Agreement, none of the Debt Commitment Letters has been amended or modified, and the respective commitments contained in the Debt Commitment Letters have not been withdrawn or rescinded in any respect. As of the date of this Agreement, each of the Debt Commitment Letters, in the form so delivered to Elevation, is in full force and effect and is a legal, valid and binding obligation of the Company, and to the Company’s Knowledge, the other parties thereto. As of the date of this Agreement, there are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as set forth in the Debt Commitment Letters. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Company under any term or condition of the Debt Commitment Letters. As of the date of this Agreement, the Company does not have any reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Debt Commitment Letters. The Company has fully paid any and all commitment fees that have been incurred and are due and payable in connection with the Debt Commitment Letters as of the date of this Agreement, and the Company will pay when due all other commitment fees arising under the Debt Commitment Letters as and when they become payable.

3.29 State Anti-Takeover Statutes. Assuming that the representations of Elevation set forth in Section 4.7 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to the Transaction Agreements and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Transactions.

3.30 Proxy Statement and Other Required Company Filings.

(a) The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (collectively, as amended or supplemented, the “Proxy Statement”), as well as any other document that is required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (each, a “Other Required Company Filing” and collectively, the “Other Required Company Filings”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Elevation or any of its partners, members, stockholders, directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement. None of the Other Required Company Filings will, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Elevation or any of its partners, members, stockholders, directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Company Filings.

(b) The information supplied by the Company or any of its directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Elevation Filings will not, at the time the applicable Other Required Elevation Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ELEVATION

Elevation hereby represents and warrants to the Company as follows:

4.1 Organization. Elevation is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Elevation is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Elevation to fully perform its covenants and obligations under this Agreement.

4.2 Authorization. Elevation has all requisite corporate power and authority to execute and deliver this Agreement and the Stockholders’ Agreement and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Stockholders’ Agreement by Elevation and the consummation by Elevation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of Elevation, and no other corporate or other proceeding on the part of Elevation is necessary to authorize, adopt or approve this Agreement, the Stockholders’ Agreement and the transactions contemplated hereby and thereby. This Agreement has been, and the Stockholders’ Agreement will be at Closing, duly executed and delivered by Elevation and, assuming the due authorization, execution and delivery by the Company and Merger Sub, constitute legal, valid and binding obligations of Elevation, enforceable against it in accordance with their respective terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.

4.3 Non-Contravention and Required Consents. The execution, delivery or performance by Elevation of this Agreement, the consummation by Elevation of the transactions contemplated hereby and the compliance by Elevation with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the limited partnership agreement of Elevation, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Elevation is a party or by which Elevation or any of its properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 4.4, violate or conflict with any Law or Order applicable to Elevation or by which any of their properties or assets are bound or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Elevation, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Elevation to fully perform its covenants and obligations under this Agreement.

4.4 Required Governmental Approvals. No Consent of any Governmental Authority is required on the part of Elevation or any of its Affiliates in connection with the execution, delivery and performance by Elevation of this Agreement and the consummation by Elevation of the transactions contemplated hereby, except (i) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (ii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, and (iii) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Elevation to fully perform its covenants and obligations under this Agreement.

4.5 Litigation. There is no Legal Proceeding pending or, to the knowledge of Elevation, threatened, against or affecting Elevation or any of its properties that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Elevation to fully perform its covenants and obligations under this Agreement. Elevation is not subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Elevation to fully perform its covenants and obligations under this Agreement.

4.6 Proxy Statement and Other Required Filings.

(a) Any document that is required to be filed by Elevation or any of its Affiliates with the SEC in connection with the transactions contemplated by this Agreement (each, an “Other Required Elevation Filing” and collectively, the “Other Required Elevation Filings”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. None of the Other Required Elevation Filings will, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Elevation with respect to information supplied by the Company or any of its directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Elevation Filings.

(b) The information supplied by Elevation or any of its partners, members, stockholders, directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Elevation or any of its partners, members, stockholders, directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Company Filings will not, at the time the applicable Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.7 Ownership of Company Capital Stock. Elevation is not, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

4.8 Purchase Entirely for Own Account. The Purchased Shares will be acquired for investment for Elevation’s own account, not as a nominee or agent, and not with a view to the resale, distribution or offering of any part thereof, and Elevation has no present intention of selling, granting any participation in, or otherwise distributing the same. Elevation does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Purchased Shares or the Company Common Stock into which the Purchased Shares are convertible.

4.9 Accredited Investor; Investment Experience. Elevation has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Purchased Shares, it is able to bear the economic consequences thereof, and it qualifies as an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Elevation is experienced in evaluating and investing in securities of emerging publicly traded high technology companies and acknowledges that it can bear the economic risk of its investment. Elevation is a “U.S. Person” as that term is defined in the Internal Revenue Code of 1986, as amended, and has not been formed for the specific purpose of acquiring the Purchased Shares.

4.10 Restricted Securities. Elevation understands that the Purchased Shares have not been, and will not be, registered under the Securities Act or any state securities (“Blue Sky”) law, by reason of a specific exemption from the registration provisions of the Securities Act and the applicable Blue Sky laws, which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of Elevation’s representations as expressed herein. Elevation understands that as such the Purchased Shares (and the Company Common Stock into which such Purchased Shares are convertible) are characterized as “restricted securities” under the Securities Act and that under the Securities Act and applicable regulations such Purchased Shares (and the Company Common Stock into which such Purchased Shares are convertible) may be resold without registration under the Securities Act only in certain limited circumstances. Elevation represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

4.11 Stockholders’ Agreement. The Purchased Shares shall be subject to the restrictions contained in the Stockholders’ Agreement.

4.12 Legends. It is understood that the Purchased Shares, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. IN ADDITION, THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS’ AGREEMENT AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT.”

4.13 Brokers. Except for J.P. Morgan Securities, Inc., no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Elevation.

4.14 Sufficient Funds. Elevation has legally binding capital commitments sufficient to, and will have at the Closing sufficient funds to, pay the Purchase Price.

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Interim Conduct of Business.

(a) Except as otherwise expressly contemplated by the terms of this Agreement, during the period from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to ARTICLE IX and the Closing Date (the “Pre-Closing Period”), the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Law.

(b) Except as set forth in Section 5.1(b) of the Company Disclosure Letter or otherwise expressly contemplated by the terms of this Agreement, during the Pre-Closing Period, each of the Company and its Subsidiaries shall not, without the prior consent of Elevation:

(i) amend or modify its certificate of incorporation, its bylaws or the Certificate of Designation in a manner that would require the consent of the holders of the Company Series B Preferred Stock if effected following the Effective Time of the Merger (other than the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware at the Closing);

(ii)(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, or convertible into or exchangeable or exercisable for, any of its capital stock (other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent and other than as contemplated by this Agreement and the Merger); (B) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, other than repurchases of Company Common Stock pursuant to existing compensation, benefits, option, restricted share or employment agreement or plan existing on the date hereof; or (D) take any action that would result in an adjustment of the conversion price under the Company Series B Preferred Shares had the Company Series B Preferred Shares been outstanding at the time of such action;

(iii) increase the number of directors to greater than nine (9) members or change the current and anticipated future structure of the Company Board, except as contemplated by the Stockholders’ Agreement;

(iv) amend, alter or change the rights, preferences, privileges or powers of the Company Common Stock or the Company Series B Preferred Stock or designate or amend the rights, preferences or privileges of any other series of Company Preferred Stock;

(v) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities, except (A) with respect to the exercise or conversion of Company Securities outstanding prior to the date hereof, (B) grants to newly hired employees and other service providers of Company Stock-Based Awards or Company Options in the ordinary course of business consistent with past practice, and (C) grants to employees and other service providers to the Company as of the date of this Agreement of Company Options and Company Stock-Based Awards that are not exercisable for, convertible into or otherwise exceed 300,000 shares of Company Common Stock in the aggregate;

(vi) incur additional Indebtedness in excess of an amount equal to the amounts which the Company may borrow under the Company’s existing credit facilities as of the date hereof; provided, however, that notwithstanding the foregoing, Indebtedness incurred to refinance, replace or restructure existing Indebtedness shall be permitted in an amount not in excess of the principal, plus premium, if any, and accrued interest on such existing Indebtedness;

(vii)(A) file, or consent by answer or otherwise to the filing against the Company or any of its Subsidiaries of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, insolvency, reorganization, moratorium or other similar Law of any jurisdiction, (B) make an assignment for the benefit of the creditors of the Company or any of its Subsidiaries, (C) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or any of its Subsidiaries or with respect to any substantial part of its or their property, or (D) take any corporate action for the purpose of any of the foregoing;

(viii) dissolve, liquidate or wind up the Company;

(ix) except as may be required by applicable Law (A) amend or modify (including any acceleration of vesting) any Company Stock Plan except after consultation with Elevation and in a manner consistent with Section 2.6(e) and the exhibit referred to therein in all material respects or (B) adopt any new equity compensation plan (which for avoidance of doubt, does not include “inducement grants” contemplated by IM-4350-5 of the Marketplace Rules of Nasdaq);

(x) acquire (by merger, consolidation or acquisition of stock or assets) any Person or any material equity interest therein for consideration that, when taken together with the consideration in all other such transactions not prohibited by this clause (x), is in excess of $30,000,000 in the aggregate;

(xi) enter into any merger or consolidation to which the Company is a constituent party if either (A) the Company is not the surviving entity in such merger or consolidation or (B) the Company Common Stock is converted into or exchanged for any consideration as a result of such merger or consolidation (other than the Merger);

(xii) adopt, propose or implement any shareholder rights plan, or amend the Company Rights Agreement (other than pursuant to the Rights Agreement Amendment);

(xiii) authorize any of, or commit to agree to take, any of the foregoing actions.

(c) Notwithstanding the foregoing, nothing in this Agreement is intended to give Elevation, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries. The Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

5.2 No Solicitation.

(a) The Company and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Covered Proposal.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE IX and the Effective Time of the Merger, the Company and its Subsidiaries shall not, nor shall they authorize or knowingly permit any of their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other agent, advisor or representative retained by any of them to, (i) solicit, initiate, or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, a Covered Proposal, (ii) furnish to any Person (other than Elevation and its Affiliates or any designees or representatives thereof) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books, records or personnel of the Company or any of its Subsidiaries to any Person (other than Elevation and its Affiliates or any designees or representatives thereof), in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, a Covered Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to a Covered Proposal, (iii) participate or engage in discussions or negotiations with any Person (other than Elevation and its Affiliates or any designees or representatives thereof) with respect to a Covered Proposal, (iv) approve, endorse or recommend a Covered Proposal, or (v) enter into any letter of intent, memorandum of understanding or other Contract contemplating or otherwise relating to a Covered Transaction; provided, however, that notwithstanding the foregoing, prior to the receipt of the Requisite Stockholder Approval, the Company Board may, directly or indirectly through agents or other representatives, (A) participate or engage in discussions or negotiations with any Person that has made a bona fide written Covered Proposal, and/or (B) furnish to any Person that has made a bona fide written Covered Proposal any non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement, the confidentiality terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement, provided that in the case of any action taken pursuant to the preceding clauses (A) or (B), (1) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties to the Company Stockholders under Delaware Law, (2) at least twenty four (24) hours prior to participating or engaging in any such discussions or negotiations with, or furnishing any non-public information to, such Person, the Company gives Elevation written notice of the identity of such Person and the material terms of such Covered Proposal (unless such Covered Proposal is in written form, in which case the Company shall give Elevation a copy thereof) and of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person, and (3) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Elevation to the extent such information has not been previously furnished by the Company to Elevation.

(c) Without limiting the generality of the foregoing, Elevation, Merger Sub and the Company acknowledge and hereby agree that any violation of the restrictions set forth in this Section 5.2 by any directors or officers of the Company shall be deemed to be a breach of this Section 5.2 by the Company.

(d) In addition to the obligations of the Company set forth in Section 5.2(b), the Company shall promptly notify Elevation if any director or executive officer of the Company becomes aware of any receipt by the Company of (i) of any Covered Proposal, (ii) any request for information that would reasonably be expected to lead to a Covered Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Covered Proposal, the terms and conditions of such Covered Proposal, request or inquiry, and the identity of the Person or group making any such Covered Proposal, request or inquiry. The Company shall keep Elevation reasonably informed of the status and terms of and negotiations relating to any such Covered Proposal, request or inquiry.

5.3 Company Board Recommendation.

(a) Subject to the terms of Section 5.3(b) and Section 5.3(c), the Company Board shall recommend that the Company Stockholders adopt this Agreement in accordance with the applicable provisions of the DGCL and approve the other matters subject to the Requisite Stockholder Approval (the “Company Board Recommendation”).

(b) Neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to Elevation, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Elevation, the Company Board Recommendation or announce that it has resolved to take such action (any of the foregoing actions, a “Company Board Recommendation Change”) nor shall the Company Board, any committee thereof or an authorized officer of the Company effect an Alternative Proposal; provided, however, that notwithstanding the foregoing, at any time prior to the receipt of the Requisite Stockholder Approval, the Company Board may effect a Company Board Recommendation Change or an Alternative Proposal if (i) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to effect a Company Board Recommendation Change or Alternative Proposal would reasonably be expected to be a breach of its fiduciary duties to the Company Stockholders under Delaware Law, and (ii) prior to effecting such Company Board Recommendation Change or Alternative Proposal, the Company Board shall have given Elevation at least seventy-two (72) hours advance notice thereof (which notice itself shall not be deemed to be a Company Board Recommendation Change or (so long as it is not publicly announced or disclosed by the Company or any of its authorized officers or representatives) an Alternative Proposal) and the opportunity to meet with the Company and its outside legal counsel for the purpose of enabling Elevation and the Company to discuss in good faith any proposed modifications to the terms and conditions of this Agreement and/or the transactions contemplated hereby.

(c) Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or (ii) making any disclosure to the Company Stockholders that the Company Board determines (after consultation with outside legal counsel) to make in good faith in order to fulfill its fiduciary duties to the Company Stockholders under Delaware Law, provided that, in either such case, any such statement(s) or disclosures made by the Company Board will be subject to the terms and conditions of this Agreement, including the provisions of ARTICLE IX.

5.4 Company Stockholder Meeting. The Company shall establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholder Meeting”) as promptly as practicable following the date hereof for the purpose of voting upon the adoption of this Agreement in accordance with the DGCL and approving the other transactions contemplated hereby requiring the approval of the Company Stockholders; provided, however, nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are insufficient shares of the Company Common Stock present or represented by a proxy at the Company Stockholder Meeting to conduct business at the Company Stockholder Meeting, (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, Order or a request from the SEC or its staff, or (iii) the Company determines in good faith that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders by issuing a press release, filing materials with the SEC or otherwise. Subject to Section 5.3, the Company shall solicit from the Company Stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law and approve the other transactions contemplated hereby requiring the approval of the Company Stockholders and shall use reasonable best efforts to secure the Requisite Stockholder Vote at the Company Stockholder Meeting.

5.5 Access. At all times during the Pre-Closing Period, the Company shall afford Elevation and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iii) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract; and provided further, that no information or knowledge obtained by Elevation in any investigation conducted pursuant to the access contemplated by this Section 5.5 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Elevation hereunder. Any investigation conducted pursuant to the access contemplated by this Section 5.5 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Elevation or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 5.5.

5.6 Debt Financing. The Company shall use its reasonable best efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letters. The Company shall not amend or modify the Debt Commitment Letters to provide for terms that are materially less favorable to the Company without the prior consent of Elevation. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters for any reason, as promptly as practicable following the occurrence of such event the Company shall use its reasonable best efforts to obtain alternative financing from alternative sources that is both (i) on terms that are not less favorable in any material respect to the Company than the Debt Financing contemplated by the Debt Commitment Letters and (ii) provides financing in an aggregate principal amount that is not less than the Debt Financing contemplated by the Debt Commitment Letters (“Alternative Financing”) as promptly as practicable following the occurrence of such event but in any event no later than the Termination Date.

5.7 Certain Litigation. The Company shall defend, indemnify and hold harmless Elevation and its Affiliates and each director, officer, member, partner, employee and agent of such Persons (the “Indemnitees”) against any out-of-pocket: costs, penalties, judgments, awards, disbursements, amounts paid in settlement or compromise and expenses (including reasonable attorneys’ fees and expenses) (collectively “Damages”) arising out of or resulting from any allegation or claim commenced or made on or after the date hereof by any holder of Company Securities (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (“Stockholder Litigation”), provided that the Company will not be liable for any such Damages to the extent that such Damages are judicially determined to have resulted primarily from an

Indemnitee’s express acts or omissions that are in bad faith or constitute willful misconduct, and upon such a judicial determination Elevation will, and will cause each other Indemnitee to, promptly reimburse the Company for any amounts previously paid by the Company for which the Company is not liable pursuant to the terms of this Section 5.7. At the Company’s request, Elevation and its Affiliates shall consent to the entry of a judgment or enter into any settlement with respect to any Stockholder Litigation to which they are parties provided that such judgment or settlement includes an unconditional release of each Indemnitee with respect to such Stockholder Litigation without imposing any obligations or liabilities on any Indemnitee. Elevation and the other Indemnitees shall not consent to the entry of a judgment or enter into any settlement of claims against them in any Stockholder Litigation without the written consent of the Company, not to be unreasonably withheld.

5.8 Capital. Subject to, and in accordance, with Section 154 of the DGCL, the Company shall, by resolution of the Company Board, promptly following the Closing, determine (i) that the “capital” (within the meaning of Section 154 of the DGCL) of the Purchased Shares shall be the aggregate par value of such Purchased Shares and (ii) that the amount of the Purchase Price in excess of the capital (determined pursuant to clause (i)) shall be “surplus” (within the meaning of Section 154 of the DGCL).

5.9 Rights Plan. Prior to Closing, the Company shall amend the Company Rights Agreement in a manner reasonably satisfactory to Elevation to comply with the intention expressed in Section 4.5 of the Stockholders Agreement and Section 2.6(h).

ARTICLE VI

COVENANT OF ELEVATION

6.1 Payment of Purchase Price. At the Closing, subject to the terms and conditions of this Agreement, Elevation shall deliver the Purchase Price to the Company.

6.2 No Conversion Prior to Effective Time of Merger. Elevation hereby acknowledges and agrees that, notwithstanding any provision to the contrary in the Certificate of Designation, (i) neither Elevation nor any of its Affiliates (or Permitted Transferees, as such term is defined in the Stockholders’ Agreement) will convert the Purchased Shares into shares of Company Common Stock until after the Effective Time of the Merger, (ii) the Purchased Shares are not entitled to receive the Merger Consideration (including, for the avoidance of doubt, the cash distribution of $9.00 per share of Company Common Stock) and (iii) the consummation of the Merger shall not result in any adjustment, amendment, alteration or modification to the rights, preferences or privileges of the Company Series B Preferred Stock as set forth in the Certificate of Designation.

ARTICLE VII

ADDITIONAL COVENANTS OF ALL PARTIES

7.1 Reasonable Best Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, each of Elevation, the Company and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to: (i) cause the conditions to the Transactions set forth in ARTICLE VIII to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities; and (iii) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

Notwithstanding anything in this Agreement to the contrary (including the other provisions of this Section 7.1 or Section 7.2), it is expressly understood and agreed that: (i) the Company shall not have any obligation to litigate or contest any administrative or judicial action or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent brought by or before an administrative tribunal, court or other similar tribunal or body concerning or relating to any Antitrust Law to the extent arising with respect to any of the Transactions and (ii) the Company shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for a Divestiture to the extent arising with respect to any of the Transactions. “Divestiture” shall mean (1) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Company or any of its Affiliates or (2) the imposition of any limitation or restriction on the ability of the Company or any of its affiliates to freely conduct their business or own such assets.

7.2 Regulatory Filings.

(a) Elevation (and its Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as practicable following the execution and delivery of this Agreement, and (ii) file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that is required by any other Antitrust Laws as soon as practicable following the execution and delivery of this Agreement. Each of Elevation and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made under any other Antitrust Laws, and (iv) use their reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Antitrust Laws as soon as practicable. Elevation (and its Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with such filings. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR or any other Antitrust Laws with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(b) Each of Elevation and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by Section 7.2(a) are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by Section 7.2(a) are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

7.3 Proxy Statement and Other Required Company Filings. As soon as practicable following the date hereof, the Company shall prepare, in consultation with Elevation, and file with the SEC, the Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders for use at the Company Stockholder Meeting. If the Company determines that it or Merger Sub is required to file with the SEC any Other Required Company Filing under applicable Law, the Company shall promptly prepare and file with the SEC such Other Required Company Filing. If Elevation or any of its Affiliates determine that they are required to file any Other Required Elevation Filing under applicable Law, then Elevation and its Affiliates, if applicable, shall promptly prepare and file with the SEC such Other Required Elevation Filing. The Company, Merger Sub and Elevation, as the case may be, shall furnish all information concerning the Company and Merger Sub, on the one hand, and

Elevation and its Affiliates, if applicable, on the other hand, as the other may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement, any Other Required Company Filing and any Other Required Elevation Filing. Subject to applicable Law, the Company shall use reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement, any Other Required Company Filing and any Other Required Elevation Filing. None of the Company, Elevation or any of their respective Affiliates shall file with the SEC the Proxy Statement, any Other Required Company Filing or any Other Required Elevation Filing, as the case may be, or any amendment or supplement thereto, and none of the Company, Elevation or any of their respective Affiliates, if applicable, shall correspond or otherwise communicate with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Elevation Filing, as the case may be, in any such case without providing the other parties to this Agreement a reasonable opportunity to review and comment thereon or participate therein, as the case may be. The Company, on the one hand, and Elevation, on the other hand, shall advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Elevation Filing, as the case may be, any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Elevation Filing, as the case may be, or any receipt of a request by the SEC or its staff for additional information in connection therewith. If at any time prior to the Company Stockholder Meeting, any information relating to the Company, Elevation or any of their respective partners, members, stockholders, directors, officers or Affiliates, should be discovered by the Company or Elevation which should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Elevation Filing, as the case may be, so that the Proxy Statement, any Other Required Company Filing or Other Required Elevation Filing, as the case may be, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other, and an appropriate amendment or supplement to the Proxy Statement or the applicable Other Required Company Filing or Other Required Elevation Filing describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Stockholders. The Company shall cause the Proxy Statement and any Other Required Company Filing to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Elevation shall cause any Other Required Elevation Filing to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Unless this Agreement is earlier terminated pursuant to ARTICLE IX, subject to the terms of Section 5.3(b), the Company shall include the Company Board Recommendation in the Proxy Statement.

7.4 Anti-Takeover Laws. In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company and Elevation shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

7.5 Notification of Certain Matters. During the Pre-Closing Period, the Company shall give prompt written notice to Elevation of the occurrence or non-occurrence of any event known to the Company the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty contained in ARTICLE III to be untrue, or the failure of the Company to comply with or satisfy any covenant or agreement under this Agreement. During the Pre-Closing Period, Elevation shall give prompt written notice to the Company of the occurrence or non-occurrence of any event known to Elevation the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty contained in ARTICLE IV to be untrue, or the failure of Elevation to comply with or satisfy any covenant or agreement under this Agreement.

7.6 Public Statements and Disclosure. Neither the Company nor Elevation shall issue any public release or make any public announcement or disclosure concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release, announcement or disclosure may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 7.6 shall not apply to any release, announcement or disclosure made or proposed to be made by the Company pursuant to Section 5.3.

7.7 Confidentiality. Elevation acknowledges that it is bound by the Confidentiality Agreement, dated October 6, 2006 (the “Confidentiality Agreement”), between the Company and Elevation, which Confidentiality Agreement will continue in full force and effect in accordance with its terms, subject to Section 10.4.

ARTICLE VIII

CONDITIONS TO THE CLOSING

8.1 Conditions Precedent to Each Party’s Obligations to Consummate the Transactions. The respective obligations of Elevation, the Company and Merger Sub to consummate the respective Transactions shall be subject to the satisfaction or waiver (where permissible under applicable Law) of each of the following conditions:

(a) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(b) Requisite Regulatory Approvals. (i) Any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, and (ii) any other clearances, consents, approvals, orders and authorizations of Governmental Authorities, if applicable, shall have been obtained.

(c) Dissenting Shares. Not more than 10% of the Company’s shares of capital stock (computed on an as-converted basis) shall be Dissenting Shares.

(d) No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Transactions (or any of them) illegal in any jurisdiction in which the Company has material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Transactions (or any of them) in any jurisdiction in which the Company has material business or operations, or (ii) issued or granted any Order that is in effect and has the effect of making the Transactions (or any of them) illegal in any jurisdiction in which the Company has material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Transactions (or any of them) in any jurisdiction in which the Company has material business or operations.

(e) Filing of Certificate of Designation. The Certificate of Designation shall have been accepted for filing with the Secretary of State of the State of Delaware.

(f) Solvency and Surplus Opinions. The Company Board shall have received the opinions with respect to the Company after giving effect to the Transactions from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. or another financial advisor reasonably satisfactory to Elevation providing the substantially the opinions set forth in Section 8.1(f) of the Company Disclosure Letter.

(g) Other. The agreement set forth in Section 8.1(g) of the Company Disclosure Letter shall be in full force and effect.

8.2 Conditions Precedent to the Obligations of Elevation. The obligations of Elevation to consummate the Transactions shall be subject to the satisfaction or waiver of each of the following conditions, any of which may be waived exclusively by Elevation:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect (other than the representations and warranties of the Company set forth in Sections 3.7(a), 3.7(b), 3.27 and 3.29 which shall be true and correct in all material respects), (ii) for changes contemplated by this Agreement, and (iii) for those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date which has not had and would not, individually or in the aggregate, have a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Agreement for purposes of this Section 8.2(a), all “Company Material Adverse Effect” and “material” qualifications set forth in such representations and warranties shall be disregarded.

(b) Performance of Obligations of the Company and Merger Sub. Each of the Company and Merger Sub shall have performed in all material respects the obligations that are to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

(d) Officer’s Certificate. Elevation shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(e) Stockholders’ Agreement. The Company shall have executed and delivered to Elevation the Stockholders’ Agreement.

(f) Registration Rights Agreement. The Company shall have executed and delivered to Elevation the Registration Rights Agreement.

(g) Legal Opinion. Elevation shall have received from legal counsel(s) to the Company the opinions in the form attached hereto as Exhibit F, which opinions shall be addressed to Elevation and dated as of the Closing.

8.3 Conditions Precedent to the Obligations of the Company and Merger Sub. The obligations of the Company and Merger Sub to consummate the Transactions shall be subject to the satisfaction or waiver of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Elevation set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Elevation to fully perform its covenants and obligations under this Agreement, (ii) for changes contemplated by this Agreement, and (iii) for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Elevation to fully perform its covenants and obligations under this Agreement.

(b) Performance of Obligations of Elevation. Elevation shall have performed in all material respects the obligations that are to be performed by it under this Agreement at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate of Elevation, validly executed for and on behalf of Elevation by a duly authorized officer thereof, certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d) Stockholders’ Agreement. Elevation shall have executed and delivered to the Company the Stockholders’ Agreement.

(e) Registration Rights Agreement. Elevation shall have executed and delivered to the Company the Registration Rights Agreement.

8.4 Condition Concurrent to the Investment. It shall be a condition concurrent to the respective obligations of the Company and Elevation to effect the Investment that the Company receives the proceeds of the Debt Financing (or the Alternative Financing, as the case may be).

8.5 Condition to the Merger. It shall be a condition precedent to the obligations of the Company and Merger Sub to effect the Merger that the Investment and the Debt Financing (or Alternative Financing, as the case may be) shall have been consummated.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Notwithstanding the prior adoption of this Agreement by the Company Stockholders in accordance with the DGCL, this Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.1 shall give prompt written notice of such termination to the other party or parties hereto):

(a) by mutual written agreement of Elevation and the Company;

(b) by either Elevation or the Company, if the Transactions shall have not been consummated by November 30, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in any of the conditions to the Transactions set forth in ARTICLE VIII having failed to be satisfied on or before the Termination Date and such action or failure to act constitutes a material breach of this Agreement;

(c) by either Elevation or the Company if any Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Transactions (or any of them) illegal in any jurisdiction in which the Company has material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Transactions (or any of them) in any jurisdiction in which the Company has material business or operations, or (ii) issued or granted any Order that is in effect and has the effect of making the Transactions (or any of them) illegal in any jurisdiction in which the Company has material business or operations or which has the effect of prohibiting or otherwise preventing the Transactions (or any of them) in any jurisdiction in which the Company has material business or operations, and such Order has become final and non-appealable;

(d) by either Elevation or the Company, if the Company shall have failed to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any postponement or adjournment thereof);

(e) by the Company, in the event that (i) neither the Company nor Merger Sub is then in material breach of their respective covenants, agreements and other obligations under this Agreement, and (ii) Elevation shall have breached or otherwise violated any of its material covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of Elevation set forth in this Agreement shall have become inaccurate, in either case such that the conditions to the Transactions set forth in Section 8.3(a) or Section 8.3(b) are not capable of being satisfied by the Termination Date;

(f) by Elevation, in the event that (i) Elevation is not then in material breach of its covenants, agreements and other obligations under this Agreement, and (ii) (A) the Company or Merger Sub shall have breached or otherwise violated any of their respective material covenants, agreements or other obligations under this Agreement, or (B) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case such that the conditions to the Transactions set forth in Section 8.2(a) or Section 8.2(b) are not capable of being satisfied by the Termination Date;

(g) by either Elevation or the Company, in the event that the Company Board or any committee thereof shall have for any reason effected a Company Board Recommendation Change; or

(h) by Elevation in the event that (i) a tender or exchange offer for Company Common Stock that constitutes a Covered Proposal is commenced by a Person unaffiliated with Elevation and, within ten (10) Business Days after the public announcement of the commencement of such Covered Proposal, the Company shall not have issued a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act) reaffirming the Company Board Recommendation and recommending that the Company Stockholders reject such Covered Proposal and not tender any shares of Company Common Stock into such tender or exchange offer, (ii) the Company Board shall have effected, approved or recommended to the Company Stockholders a Covered Proposal other than the Investment and the Merger, or shall have resolved to effect the foregoing, (iii) the Company fails to include the Company Board Recommendation in the Proxy Statement, (iv) the Company Board or any authorized officers shall have publicly proposed any Covered Proposal other than the Investment and the Merger in lieu of or as an alternative to the Investment and the Merger (an “Alternative Proposal”) or (v) the Company affirmatively takes any action to (x) other than as contemplated by this Agreement in connection with the Transactions, render the Rights (as defined in the Company Rights Plan) issued pursuant to the terms of the Company Rights Plan inapplicable to a Covered Proposal or the transactions contemplated thereby where, in the absence of such Company action, the Rights would have been so applicable), exempt or exclude any person from the definition of an Acquiring Person (as defined in the Company Rights Plan) under the terms of the Company Rights Plan or allow the Rights issued under the Company Rights Plan to expire prior to their expiration date or (y) exempt any person from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision) or otherwise cause such restrictions not to apply or (v) the Company announces its intention to do any of the foregoing.

9.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 9.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any partner, member, stockholder, director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 5.7, Section 7.7, this Section 9.2, Section 9.3 and ARTICLE X, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any willful breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

9.3 Fees and Expenses.

(a) General. Except as set forth in Section 5.7 and this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Transactions are consummated.

(b) Company Payments.

(i) The Company shall pay to Elevation the Company Termination Fee and reimburse all Elevation’s Transaction Expenses, subject in the case of Transaction Expenses to a maximum reimbursement of $4,000,000, in each case by wire transfer of immediately available funds to an account or accounts designated in writing by Elevation, within two Business Days after demand by

Elevation, in the event that all of the following occur: (A) this Agreement is terminated (x) by Elevation or the Company pursuant to Section 9.1(d) or (y) by Elevation pursuant to Section 9.1(f) by virtue of clause (ii)(A) thereof as a result of a willful breach by the Company of any covenant or agreement in this Agreement and Elevation elects in its notice of termination to have this Section 9.3(b)(i) apply with respect to such termination pursuant to Section 9.1(f); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 9.1(d) or 9.1(f), as the case may be, a Covered Proposal shall have been made to the Company and not withdrawn; and (C) within twelve (12) months following the termination of this Agreement pursuant to Section 9.1(d) or 9.1(f), as the case may be, either a Covered Transaction is consummated or the Company enters into a definitive agreement providing for a Covered Transaction (whether or not the Covered Transaction relating to the Covered Proposal referenced in clause (B)) and such Covered Transaction is subsequently consummated.

(ii) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(g), the Company shall pay to Elevation the Company Termination Fee, and, solely in the case of a termination involving a Alternative Transaction, reimburse all Elevation’s Transaction Expenses, subject in the case of Transaction Expenses to a maximum reimbursement of $4,000,000, in each case by wire transfer of immediately available funds to an account or accounts designated in writing by Elevation, as a condition to the effectiveness of such termination.

(iii) In the event that this Agreement is terminated by Elevation pursuant to Sections 9.1(g) or 9.1(h), the Company shall pay to Elevation a cash fee equal to the Company Termination Fee and, solely in the case of a termination involving a Alternative Transaction, reimburse all Elevation’s Transaction Expenses, subject in the case of Transaction Expenses to a maximum reimbursement of $4,000,000, in each case by wire transfer of immediately available funds to an account or accounts designated in writing by Elevation, within two Business Days after such termination.

(c) Expenses.

(i) At the Closing, the Company shall reimburse Elevation for all of its documented out-of-pocket fees and expenses, including the fees and expenses of attorneys, accountants and consultants employed by Elevation, incurred in connection with the transactions contemplated hereby and incurred on or prior to the Closing Date (“Transaction Expenses”); provided that such reimbursement pursuant to this Section 9.3(c)(i) shall not exceed $800,000; and provided, further, that such reimbursement pursuant to this Section 9.3(c)(i) shall not exceed five percent (5%) of Elevation’s consolidated gross revenues for the period beginning on January 1, 2007 and ending as of December 31, 2007 (such amount, the “Initial Expense Cap”), and on or by December 31, 2007, Elevation shall return to the Company any amounts previously paid pursuant to this Section 9.3(c)(i) in excess of the Initial Expense Cap.

(ii) In the event that this Agreement is terminated by Elevation or the Company pursuant to Section 9.1(d), the Company shall promptly reimburse Elevation for all of its Transaction Expenses, provided that such reimbursement pursuant to this Section 9.3(c)(ii) shall not exceed $4,000,000 and in the event that the Company is obligated to reimburse Elevation for Transaction Expenses pursuant to this Section 9.3(c), the Company shall not be required to reimburse Elevation for any Transaction Expenses under any provision of Section 9.3(b).

(d) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(e) Enforcement. The parties hereto acknowledge and hereby agree that the covenants and agreements set forth in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.3 do not constitute a penalty. If the Company fails to pay as directed in writing by Elevation any amounts due to Elevation pursuant to this Section 9.3 within the time periods specified in this Section 9.3, then the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Elevation in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(f) Liquidated Damages. In the event that Elevation shall receive the Company Termination Fee pursuant to Section 9.3(b), such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Elevation or any other Person in connection with the matter forming the basis for such termination, and neither Elevation nor any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company arising out of such matters.

9.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Elevation, the Company and Merger Sub; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders without such approval.

9.5 Extension; Waiver. At any time and from time to time prior to (A) the Effective Time of the Merger, with respect to the Merger and (B) the Closing Date, with respect to the Investment, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Merger Sub and Elevation contained in this Agreement shall terminate at the Closing Date, and only the covenants that by their terms survive or are to be performed at or after the Effective Time of the Merger or the Closing Date, as the case may be, shall so survive the Effective Time of the Merger or the Closing Date, as the case may be; provided, however, that the representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.7(e), the fourth sentence of Section 3.9, Section 3.10(a), Section 3.25 and Section 3.29 shall survive the Closing Date until the expiration of the statute of limitations therefor.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a) if to Elevation, to:

Elevation Partners, L.P.

70 East 55th Street, 12 Floor

New York, New York 10022

Attention: Bret Pearlman

Facsimile No.: (212) 317-6556

with copies (which shall not constitute notice) to:

Elevation Partners

2800 Sand Hill Road, Suite 160

Menlo Park, California 94025

Attention: Tracy Hogan

Facsimile No.: (650) 687-6710

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, California 94304

Attention: Richard Capelouto, Esq.

                 Kirsten Jensen, Esq.

Facsimile No.: (650) 251-5002

(b) if to the Company or Merger Sub to:

Palm, Inc.

950 West Maude Avenue

Sunnyvale, California 94085

Attention: General Counsel

Facsimile No.: (408) 617-0139

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: Larry W. Sonsini, Esq.

                 Martin Korman, Esq.

Facsimile No.: (650) 493-6811

10.3 Assignment. Except as otherwise expressly provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Elevation may assign its rights and obligations hereunder to the management company of Elevation or the general partner of the general partner of Elevation or any of their controlled Affiliates (including Elevation Employee Side Fund, LLC) without the prior written consent of the Company; provided that no such assignment of its rights or obligations hereunder shall relieve Elevation of its obligations hereunder with respect to the Company to the extent that an assignee does not perform its obligations hereunder. Each such assignee (i) agrees to be bound jointly and severally with the assignor hereunder, (ii) agrees that the representations, warranties, covenants and other agreements made by Elevation herein shall be deemed to have been made by such assignee, and (iii) shall execute a counterpart to this Agreement, the execution of which shall constitute such assignee’s agreement to the terms of this Section 10.3.

10.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Exhibits hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms.

10.5 Third Party Beneficiaries. Except as specifically provided in Section 5.7 (with respect to which the Indemnitees named therein shall be third party beneficiaries of such provisions), this Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the parties hereto or otherwise create any third-party beneficiary hereto.

10.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Notwithstanding the foregoing, the liability of any party hereto for Damages with respect to any breach of this Agreement shall not exceed an amount equal to the Purchase Price provided that this sentence shall not limit the liability of any party pursuant to Section 5.7. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Without limiting the generality of the foregoing, the parties hereto acknowledge and hereby agree that each of the Company and Elevation shall be entitled to specifically enforce the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, those covenants and obligations set forth in Section 2.2.

10.8 No Recourse. No Person other than Elevation and its successors and assigns shall have any obligation hereunder and (a) notwithstanding that Elevation is a partnership, no recourse hereunder or under any Closing certificate delivered in connection herewith shall be had against any Related Party of Elevation or any Related Party of any of Elevation’s Related Parties, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise incurred by any Related Party of Elevation or any Related Party of any of Elevation’s Related Parties under this Agreement or any Closing certificate delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligations hereunder or by their creation. Nothing in this Section 10.8 shall relieve any Person for any liability for fraud. As used herein, “Related Party” shall mean any former, current or future director, officer, employee, agent, general or limited partner, manager, member, affiliate, stockholder, assignee or representative of the undersigned or any of its successors or permitted assigns or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, affiliate, stockholder, assignee or representative of any of the foregoing, other than Elevation or its assignees hereunder, or any Successor Entity. As used herein, “Successor Entity” means, to the extent Elevation, any of its assigns hereunder, or any Successor Entity (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person, the continuing or surviving entity or such Person.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

10.10 Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within New Castle County, State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

10.11 WAIVER OF JURY TRIAL. EACH OF ELEVATION, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ELEVATION, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.12 Company Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure or from the requirement of the representation or warranty giving rise to such disclosure.

10.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

ELEVATION PARTNERS, L.P.		PALM, INC.

By: Elevation Associates, L.P., as general partner		By:	/s/ Edward T. Colligan

By: Elevation Associates, LLC, as general partner		Name:	Edward T. Colligan

By:	/s/ Bret Pearlman	Title:	CEO

Name:	Bret Pearlman

Title:	Member

PASSPORT MERGER CORPORATION

		By:	/s/ Andrew J. Brown

		Name:	Andrew J. Brown

		Title:	President

[PREFERRED STOCK PURCHASE AGREEMENT AND AGREEMENT AND PLAN OF MERGER]